Exhibit 10.8

Private & Confidential

JOINT VENTURE AND SHAREHOLDERS’ AGREEMENT

BETWEEN

Firefly e-Ventures Limited, a company duly incorporated and existing under the Companies Act, 1956 (“Companies Act”), having its registered office at 18-20, Kasturba Gandhi Marg, New Delhi — 110 001, hereinafter: “FEVL” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns, on the one side

AND

VELTI PLC., a company duly incorporated under the laws of England and Wales (company reg. number 5552480), with its registered office at 2, Paris Garden, Bastille Court, 4th floor, London, SE1 8ND, UK, hereinafter: “VELTI” which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns, on the other side

This joint venture and shareholders’ agreement (“Agreement”) is made by and between FEVL and VELTI, herein after collectively referred to as the “Shareholders”, or the “Parties” (and “Shareholder” or “Party” means any one of them), for the purpose of setting up a Joint Venture Company in India.

WHEREAS FEVL is engaged, inter alia, in the business of dissemination of news, knowledge and information of general interest, running of job portal & social networking web-site through the Internet, various other web based services.

WHEREAS VELTI is a world leader in delivering mobile marketing and mobile advertising technologies for a plethora of companies including mobile operators, advertising agencies, brands and media groups.

WHEREAS FEVL and VELTI have had discussions concerning the possibility of establishing a Joint Venture Company in India for carrying of B2B Business;

WHEREAS the Parties are desirous of forming a joint venture (the “Venture”) through the incorporation of the Company (as defined below) under the laws of India for the purposes set forth herein and are desirous of fixing and defining between themselves their respective responsibilities, interests, and liabilities in connection with the performance of the Venture and their joint management of the Company.

Whereas both parties have signed this JV agreement in their respective legal entities but are fully open to replacing the current legal entity with another legal entity, as may be advised to them on or before the formation of the Joint Venture Company (as defined below), as long as the substitute legal entity is a ‘Affiliate’ of the respective equity.

NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained, the Parties, intending to be legally bound, covenant, agree and certify as follows:

1.             FORMATION, PURPOSE, NAME, AND PRINCIPAL PLACE OF BUSINESS

1.1          Formation and Purpose

(a)           The Shareholders agree to pursue the Venture under the laws of India in order to establish/conduct the business as defined below (the “Business”) and all other activities related to and/or necessary in the context of the Business:-

(i)    The Venture endeavours to conduct business in field of mobile/wireless communication providing Business to Business (B2B) solutions in the areas defined below:

i.         Mobile marketing solutions for brands;

ii.           Mobile / wireless communication solution for enterprise/s; and

iii.            Value Added Service ((1) Large scale competition where the Company shall underwrite the set-up charges etc) and platform solutions (MCD, MMP etc) for mobile network/service providers

For the sake of clarity “B2B Business” means:

•      Where a consumer brand requires a mobile campaign from any of the affiliates of FEVL; such business shall be diverted to the Company (as defined below) and Company shall receive 100% of that mobile revenue;

•      Where a consumer brand requires a composite campaign from any of the affiliates of FEVL; mobile campaign component shall be diverted to the Company and Company shall receive 100% of the mobile portion of the revenue attributed to mobile; and

•      Where a consumer brand is contracted by the Company, Company shall receive 100% of the revenue including the revenue from any mobile element of the campaign that uses channels of any of the affiliates of the FEVL.

Any other mobile related Business not stated above, will be considered as B2C (Business to Consumer) Business.

The Parties shall comply with the provisions of this Agreement and shall exercise their respective rights and powers, including as shareholders of the Company, in accordance with and so as to give effect to this Agreement.

(1) In Velti’s Large Scale Competition offering, Velti and its partners usually underwrites all the cost or set-up to minimise risk to the customer. These costs include items such as Prizes, Operator costs, Media costs, Ad production, Local Taxes and other agreed costs.

(b)           The Venture shall be organized in the form of a Public Limited Company (the “Company”) incorporated under the provisions of the Companies Act. The Shareholders shall make best efforts to incorporate the Company as quickly as possible. All the cost incurred by either of the Parties in relation to the incorporation of the Company shall be reimbursed by the Company to such Party post its incorporation. FEVL and VELTI, through themselves and their respective nominees (who may be appointed for the purpose of satisfying the requirements of the Companies Act in relation to the minimum number of shareholders in a public limited company in India), shall hold 65% and 35% respectively in the equity share capital of the Company. Any other expenditure (as may be agreed between the parties in writing), incurred by either of the parties solely for the purpose of the Company, post incorporation but before the commencement of business will be reimbursed by the Company to the respective parties.

(c)           The Parties shall procure within ninety (90) days from the Effective Date (i.e. the date both Parties have signed this agreement) of this agreement, the Memorandum and Articles of Association (“Charter Documents”) in the form that they reflect the provisions of this agreement in the best possible manner. Notwithstanding that the Charter Documents may not give full effect to this Agreement, each Party shall nevertheless be bound by the terms of this Agreement enforceable as personal obligations binding on each Party. Further, if, and to the extent that the Charter Documents do not incorporate the terms and conditions of this Agreement, such omission shall not constitute a waiver of all or any such terms or conditions of this Agreement.

(d)           As between the Parties, in the event of any conflicts between the provisions of this Agreement and the Charter Documents, the provisions in this Agreement shall prevail and the Shareholders shall exercise their voting rights in the Board (as hereinafter defined) and at general meetings of the Company to give effect to the provisions of this Agreement, including by amending the Charter Documents.

(e)           The Shareholders shall execute such applications and any documents as may be required by the laws of India or of any other state in order for the Company to operate its Business and shall do all other acts and things requisite for the continuation of the Venture as a joint venture pursuant to applicable law.

1.2          Name

(a)           The Parties shall use their best efforts to procure that the name under which the Company shall be incorporated is: “HT Mobile Ltd.” or any other name as may be agreed between the parties subject to approval of the Registrar of Companies, NCT of Delhi and Haryana, New Delhi and undertake to furnish no-objection letters for the use of their respective names in the proposed name of the Company.

(b)           FEVL and VELTI shall always remain the sole owner/proprietor of their respective brand names and, subject to agreement between the Parties, the Company shall not in any manner have any right to use the brand names of a Shareholder if such Shareholder’s equity participation in the Company is reduced below twenty per cent [20%] of the paid up equity share capital of the Company.

1.3          Principal place of business

The Company initially shall have its registered office and principal place of business at New Delhi.

2.           TERM OF THE VENTURE

This Agreement shall become effective as of the date hereof and shall continue to remain in effect until terminated in accordance with its provisions.

3.           REPRESENTATION AND WARRANTIES OF SHAREHOLDERS

3.1         Each of VELTI and FEVL represents and warrants individually to each other that:

(a)           it is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)           neither the execution or delivery of the Agreement, nor the consummation of the transactions contemplated herein, will conflict with or result in a breach of, or give rise to a right of termination of, or accelerate the performance required by, any terms of any agreement to which it is now a party or constitute a default, or result in the creation of any lien, charge or encumbrance, upon any of the assets or properties owned by it;

(c)           this Agreement, and the transactions contemplated herein, have been duly authorized by all corporate action on its part and constitutes its valid and binding obligations enforceable in accordance with their terms;

(d)           there are no actions, suits or proceedings, commenced or threatened against them before any court, board or governmental or administrative agencies which, if adversely determined would materially affect its business, properties, assets or condition, financial or otherwise, it’s right to conduct their business, or it’s ability to enter into this Agreement and to consummate the transactions contemplated herein; and

(e)           it shall from the date hereof, do all such acts and take all such measures that will benefit the Company and shall exercise its rights strictly in accordance with the rights available to its under this Agreement.

4.             CONTRIBUTIONS OF THE SHAREHOLDERS

4.1          Initial cash contribution to the Venture

(a)   The Shareholders have agreed on an investment plan for the Venture (as provided at Exhibit A) (“Investment Plan”). According to the Investment Plan, the Company requires an initial capital contribution of Rs. Forty Million (40,000,000).

The Shareholders shall contribute the following cash amounts to the Company as share subscription money for equity shares in the Company:

VELTI:           According to Investment Plan Rs. Fourteen Million (14,000,000) as equity share capital.

FEVL:            According to Investment Plan Rs. Twenty Six Million (26,000,000) as equity share capital.

(b)         The sum of the contributions i.e., Rs. Forty Million (40,000,000) shall also be the initial Authorised Share Capital of the Company and shall be paid up in installments as per the need of the Company as stated in the Investment Plan or as decided by the Board (as hereinafter defined) from time to time.

(c)          Except as otherwise required by law, further capital contributions to the shareholding of the Company shall be jointly decided by the Parties; except to the extent agreed herein, the Parties shall ensure that the equity ratio of 65:35 is maintained in the Company.

4.2          Allocations of net profits

Subject to the provisions of applicable law and the discretion of the Board (as hereinafter defined), the net profits of the Company shall be allocated to the Shareholders according to their respective shareholdings in the Company.

4.3          Additional contributions of the Shareholders

4.3.1       Obligations of FEVL:

a)   To support the operations of the Company.

b)   To carry out all marketing activities of Company.

c)   To arrange all customer database for Company.

d)   To endeavour, arrange media and advertisement through its group companies at most preferred rate to this Company.

e)   To execute the strategy for the Company as agreed with VELTI

4.3.2        Obligations of VELTI:

a)      Technology and software support to the Company including but not limited to the following:

Provide access to all current and future technologies, software, templates and upgrades developed by VELTI (either directly and/or through any of its Affiliates) during its normal course of business in any part of the world on the basis that this does not contravene any legal obligations for current and future clients for whom specific technology may have been developed i.e any existing contractual agreements that Velti is committed to shall act as exceptions. However, any incremental cost directly incurred to develop the forgoing specifically for the Indian market may be charged to the Company.

b)    Product support to the Company.

c)     To provide technical support to the customers of the Company where the Company fails to resolve the customer issues.

d)    To extend technical training to the employees in relation to the various products of the Company.

e)     Deputation of technical staff in India for support to the Company. Any incremental cost on such deputation or in relation thereto, as may be agreed between the parties in writing shall be borne by the Company. In the first year from the effective date of this agreement, such incremental cost shall not exceed Indian Rs. 37 Lacs (Rupees Thirty Seven Lacs Only).

f)     To provide Hardware specifications and Connectivity specifications to support the Company’s products and services.

g)    To provide demonstrations where the Company is unable to do so. VELTI will recover reasonable expenses, agreed by both parties, where it does so.

h)    To execute the strategy for the Company as agreed with FEVL

i)      To support the operations of the Company.

5.             MANNER OF SHARE TRANSFER

The Parties have entered into the Venture in good faith and with the intention of jointly participating in the Venture and holding equity in the Company for a period of at least three (3) years. For this purpose, the Parties agree that for a period of at least three (3) years from the effective date of this Agreement the transfer of shares in the Company by any Shareholder to any third party shall only be in accordance with the following provisions.

5.1          Call option

(a)           Each Shareholder hereby grants to the other Shareholder a right, exercisable at the other Shareholder’s sole option, to call and acquire all the shares in the

Company held by the first Shareholder by requiring the first Shareholder to sell and transfer such shares to the other Shareholder and/or its Affiliates.

(b)           The call option of the other Shareholder shall be exercisable only if the first Shareholder, intending to transfer shares in the Company to a third party has identified a third party willing to acquire the shares of such Shareholder in the Company.

(c)           The selling Shareholder shall first notify the other Shareholder of such intention also notifying the details of the proposed purchase price and other terms and conditions of the intended sale including the identity of the third party acquirer.

(d)           The Shareholder having a right to call shall then, within 4 weeks after receipt of such notification under clause 5.1(c), inform the Shareholder intending to sell, in writing, whether or not it wishes to exercise its call option. If the call option is exercised, the Shareholder intending to sell shall be required to sell and transfer all its shares to the other Shareholder and/or its Affiliates under the terms and conditions specified in the notice referred to in clause 5.1(c).

For the purposes of this Agreement, “Affiliate” shall mean any person or entity that, directly or indirectly, controls, is under common control with, or is controlled by a Shareholder. For purposes of this definition, “control” (including, with its correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the interested person or entity, whether through the ownership of voting securities or by contract or otherwise.

5.2                               Co-sale (tag-along) Rights

If a Shareholder intends to sell all its shares in the Company to a third party and has notified the other Shareholder according to clause 5.1(c), the other Shareholder, who does not wish to exercise its right to call and purchase, shall alternatively be entitled, by notice to the selling Shareholder within the 4 week period referred to in clause 5.1(d), to require the selling Shareholder to sell all the shares held by the other Shareholder to the third party specified in the notice referred to in clause 5.1(b) in addition to the shares proposed to be sold by the selling Shareholder and on the same terms and conditions as specified in such notice. If such third party is not prepared to purchase all the shares of the other Shareholder, the selling Shareholder shall not be permitted to sell any of the shares held by it to such third party.

5.3                               Transfer to Third Party, Violation of 5.1 and 5.2

(a)                                  If neither the right to call and purchase is exercised pursuant to clause 5.1 nor the co-sale right pursuant to clause 5.2, the selling Shareholder, may sell and transfer its shares to the third party specified in the notice required by clause 5.1(c) provided that the purchase price and the other terms and conditions of such sale and transfer shall be those specified in the notice required by clause 5.1(c) and the sale and transfer shall be completed within 2 months after the term to exercise the call and purchase right or the co-sale right has expired. If such sale and transfer is not completed within the said 2 months, the selling Shareholder shall be prohibited from serving a new notice under clause 5.1(c) for a period of 6 months from the expiry of the said 2 month period.

(b)                                 In the event of a breach of provisions 5.1 or 5.2 above, the respective sale and transfer of shares shall not be effective against the Company, the other Shareholder and the Party in breach. The non-breaching Party shall be entitled to require the Company not to register such transfer of shares in the Company’s registers of members and share transfers or with the Registrar of Companies. The Party in breach shall also be committed to pay to the other

Party an amount equal to thirty per cent (30%) of the aggregate gross price at which such shares are transferred. The Parties agree and acknowledge that such amount is a genuine pre-estimate of the loss that will be suffered by the other Party as a result of the actions of the breaching Party.

5.4                               Non-Application

(a)                                  The provisions relating to transfers of shares contained in clauses 5.1 and 5.2 shall not apply:

(i)                                          to any transfer of shares by VELTI or FEVL to their respective Affiliates; or

(ii)                                       if a physical person becomes a shareholder, to any transfer of shares of a deceased shareholder to his or her heir, executor or administrator.

(b)                                 Whenever there is a transfer of any shares pursuant to this clause 5.4 with the result that the provisions of clause 5.1 and 5.2 do not apply, the transferor shareholder, in (a) above, shall within 15 days of the transfer give notice to the other Shareholders informing them of the share transfer, their compliance with the provisions of clause 5.5 and the particulars on which that Shareholder is relying to comply with the provisions of clause 5.4.

5.5                               Party to Joint Venture Agreement

(a)                                  Notwithstanding the foregoing but subject to the provisions of clause 5.4(a), no Shareholder shall sell, transfer or otherwise dispose of its shares (irrespective if to an Affiliate or to a third party), if the proposed transferee shall not become a party to this agreement by entering - at the time of the sale, transfer or disposition - into a deed of adherence with the other shareholders and the Company whereby the proposed transferee agrees to be bound by the terms hereof to the same extent and with the same rights and obligations as the other shareholders and, upon delivery of the Deed of Adherence to the other shareholders and the Company, to the extent the Company is concerned. Upon failure by the acquiring party to execute and deliver the Deed of Adherence, the transfer shall not be effective towards the Company and the other Shareholder; moreover the acquiring party shall not be entitled to any voting rights.

(b)                                 In the event that a transfer takes place pursuant to clause 5.4(a) the remaining shareholders shall use their best efforts to procure that the heir, executor or administrator as the case may be of the deceased shareholder, executes and delivers the Deed of Adherence to the Company and the other Shareholder. The failure, by the heir, executor or administrator to execute and deliver the same to the Company and the other Shareholder within ninety [90] days of the death of the original shareholder shall constitute an automatic termination event under clause 10.4(c).

6.                                      CORPORATE GOVERNANCE

6.1                               Management

The Company shall have a chief executive officer (“CEO”) and a chief financial officer (“CFO”) (collectively the “Executive Officers”) who, being not members of the Board (as hereinafter defined), shall be in charge of day-to-day management of the Company under the supervision and direction of the Board (as hereinafter defined), and shall represent the Company. CEO shall be nominated by FEVL whereas CFO will be nominated by VELTI .

6.2                               Employees

The Parties agree that the Company will hire such people as are necessary for its business.

6.3                               Board of Directors

(a)                                  The Company shall have a Board of Directors (the “Board”) comprising of 5 members (the “Directors”), two of whom shall be appointed by VELTI for as long as VELTI together with its Affiliates holds at least twenty six per cent (26%) or more of the issued shares in the capital of the Company and three of whom shall be appointed by FEVL for as long as FEVL together with its Affiliates holds at least fifty one per cent (51%) of the issued shares in the capital of the Company. The Shareholders shall cast their vote in such a manner as to cause the election of those nominees to the Board. Each of the Shareholders agrees that the first Board members shall be, until the next annual general meeting of the Company or annual resolutions of the Company consented to in writing:

(i)                                     Mr. Priyavrat Bhartia

(ii)                                  Mr. Shamit Bhartia

(iii)                               Mr. Rajiv Verma

(iv)                              Mr. Alexandros Moukas ; and

(v)                                 Mr. Chris Kaskavelis;

Each Director, in the event he cannot attend a meeting of the Board, shall have the right to appoint an alternate Director to represent him in such meeting. Such alternate Director shall have all rights of the appointing Director.

The Chairman (“Chairman”) of the Board shall be nominated by FEVL at the first meeting of the Board. The Shareholders agree that Mr. Priyavrat Bhartia shall be the first Chairman of the Board of the Company.

(b)                                 In the event of a Board position becoming vacant, the Shareholder who appointed the leaving Board member shall, within ten business days after the occurrence of the vacancy, nominate a new Board member to fill the vacancy. Upon notification of that new nominee, the Board shall fill the vacancy with that new nominee (if necessary in the circumstances, the Shareholders shall cast their vote confirming such appointment in a shareholders’ meeting to be called for the appointment of the new board member).

(c)                                  The quorum of a Directors’ meeting shall be 2 directors with at least one Director each from VELTI and FEVL.

(d)                                 Any resolutions to be passed by the Board shall be passed by a simple majority.

(e)                                  Notwithstanding the provisions of Clause (d) above, so long as VELTI’s shareholding in the Company does not fall below twenty six per cent (26%) of the total issued share Capital of the Company, the Parties shall procure/ensure that no action shall be taken or resolution be passed by the Board except with the affirmative vote of nominee Director of VELTI present at the meeting, in respect of the following matters (hereinafter the “Reserved Matters”), unless consent in respect of specific items has been given in writing by such nominee Director prior to the meeting or such consent is specifically waived in writing by VELTI; other than any changes necessitated by changes in law or because of statutory requirements.

(i)                                     Any consolidation, division or subdivision, conversion, buyback or cancellation of all or any of the Shares or any variation of rights attaching to such Shares.

(ii)                                  Making of any loan or advance by the Company, including creation of mortgage, security, charge or any third party interest on all or any of the assets of the Company or providing any guarantee, indemnity or surety contract or any contract of similar nature in excess of Rs 5,000,000/- (Rupees Five Million only).

(iii)                               Sale of the whole or any substantial part of the Business and/or undertaking of the Company, including any merger, demerger, consolidation of the Company with one or more entities.

(iv)                              Any change in accounting policies.

(v)                                 Any change in the nature of the Business of the Company or amendments to the Business Plan.

(vi)                              Acquisition, purchase or subscription for any shares, loanstock, debentures or securities (or any interest therein) or any other interest in any person/entity of the aggregate value in excess of Rs. 2,000,000/- (Rupees Two Million only) in a single transaction excluding any investment in mutual funds or fixed deposits.

(vii)                           Any liquidation or dissolution of the Company.

(viii)                        Any contract or amendments thereto between the Company and any shareholder or the Company except for the contracts or amendments thereto made on arms length basis.

(ix)                                Capital expenditure in excess of Rs. 20,000,000/- (Rupees Twenty Million only) in any given financial year subject to individual vendor not exceeding Rs. 5,000,000 (Rupees Five Million Only).

(x)                                   Raising any debt except for hire-purchase agreements for financing of vehicles, computers or other assets for Business purposes of the Company.

The money values as prescribed herein above, in relation to the Reserve Rights would be reviewed on yearly basis between the parties at the meeting of Board of Directors.

(f)                                    The Board shall meet at least once in every 3 months and at least 4 times in each year at the company’s offices or another location including video conference mutually agreed upon by the Board subject to the provisions of Companies Act. The meeting shall be called by the Chairman of the Board, autonomously or upon request of at least two Directors, by a notice, including the agenda setting out the items to be covered at that meeting, to be received by each Director at least three (3) days before the respective meeting. In the event an item is not included in the agenda, the Board shall be permitted to deal with it only if all Directors present at that meeting agree upon the discussion thereof.

6.4                               General Meeting of the Shareholders

(a)                                  The general meeting of shareholders of the Company may be held ordinarily and extraordinarily in compliance with the Charter Documents and the Companies Act. The annual general meeting shall be held at least once a year to approve the financial statements within 6 months after the end of each fiscal year. An extraordinary general meeting shall be held at any time deemed necessary for the activities of the Company. Such meeting may be requested at any time by any Shareholder or Shareholders who hold at least twenty six per cent (26%) of all of the issued shares of the company.

(b)                                 General meetings of the shareholders can be called by the Board of Directors. Regardless of its type, and subject to the provisions of the Companies Act in respect of shorter notice, invitations for all meetings of the general meeting of shareholders shall be made by courier at least 30 days prior to the meeting date. Invitations for the general meeting of the shareholders shall indicate the place, date, time and agenda of the meeting. Topics not included in the agenda shall not be discussed or decided upon.

(c)                                  The general meeting of the shareholders shall be held at the registered office of the Company or at another location mutually agreed upon by the Shareholders subject to applicable law. Shareholders or their proxies present at the general meeting shall have one vote for each share they hold or represent. The shareholders may be present in person at the general meeting or have himself or herself represented through a proxy-holder appointed from among the other shareholders or from among third party persons.

Proxies who are also shareholders are authorized, in addition to their own votes, to use the voting rights of those they represent.

(d)                                 The meeting quorum of the general meeting of shareholders shall not be reached without the presence of at least one representative of each of the Shareholders. In the event the quorum in a general meeting of shareholders, all of whom have been properly invited, is not reached due to absent shareholders; then, the meeting shall stand adjourned to the same day in the next week at the same time and place, or to such other day at such other time and place, as the Board may determine. The resolutions of the general meeting on decisions shall be adopted by the affirmative vote of all shareholders.

(e)                                  The meetings of the general meeting of shareholders shall be chaired by the Chairman, or in his absence, the Vice Chairman of the Board of Directors, or in his absence, by any of the Directors. Resolutions of the general meeting of shareholders must be recorded in the minutes of the meeting. The Chairman shall sign the minutes of the meeting. Votes shall be made by show-of-hands in the meetings of the general meeting of shareholders.

(f)                                    In the event of disputes arising between the Shareholders in the general meeting on matters that need to be decided in order to keep the Company as an ongoing concern, and on the assumption that the dispute is not settled amicably despite all good faith efforts to resolve such matters within the context of the Board of Directors or the General Meeting (“Dead Lock”), the matter in dispute first shall be sent to a Special Shareholder Committee consisting of Mr. Rajiv Verma from FEVL and Mr. Alexandros Moukas from VELTI or their nominated successors, which shall conduct another good faith effort to resolve such conflict amicably within a period of 4 weeks after the matter has been sent to such committee. Only if such efforts fail, the following procedure shall apply:

(i)                                     Any of the Shareholders shall within 7 days after failure of the reconciliation effort by the Special Shareholders Committee, give notice to the other Shareholder and the Board stating that there is a Dead Lock and its relevant circumstances (“Dead Lock Notice”);

(ii)                                  Following the giving of a Dead Lock Notice, FEVL and VELTI shall enter into another bona fide negotiation with the intent that they shall as soon as reasonably practicable resolve the Dead Lock or, alternatively, find another solution such as the purchase by one of the other Party’s shares in the Company. Unless the Dead Lock is resolved by other means, FEVL and VELTI shall respectively procure that the directors nominated by each of them shall meet with a view to resolving the Dead Lock;

(iii)                               If at the end of a period of 2 months after the giving of a Dead Lock Notice, FEVL and VELTI have not reached any agreement to resolve the Dead Lock or have not found another agreed solution, then thereafter each Party (the “offeror”) shall have the right to offer its entire shareholding in the Company to the other Party (the “offeree”). The offer must contain a specific purchase price for the respective shareholding. The offeree shall then have the right to either accept the offer and purchase the respective shareholding from the offeror or to request the offeror to acquire the offeree’s shareholding in the Company at the same terms and conditions as contained in the offer. If the offeree does not elect one of these two options within 4 weeks after receipt of the offer, such failure to act shall constitute an acceptance of the offer to purchase the shareholding from the offeror. In the event both Parties are offering their respective shareholding, the Party stating a higher purchase price for the shareholding in its offer shall be considered to be the offeror. Should no Party make an offer according to this clause, the Company shall be liquidated.

(iv)                              The Shareholders shall in good faith endeavor to avoid a Dead Lock situation.

7.                                      ACCOUNTING AND AUDITING

7.1                               Books

Separate books of accounts shall be kept by the Executive Officers of the Company as required by law. Any Shareholder may inspect such books, directly or through consultants, upon reasonable notice and at any reasonable time, at its own expense.

7.2                               Audits

The annual financial statements shall be audited by a leading international auditing firm agreed by the Parties. Moreover, periodic audits upon the Company’s books may additionally be made at such time as required by a Shareholder by persons designated by the same and at its own expenses, and copies of said audit shall be furnished to all Shareholders.

7.3                               Reporting

The Shareholders agree that the management of the Company shall provide the Shareholders with all information any Shareholder individually reasonably determines to be necessary, in particular monthly profit and loss statements, cash flow statements and quarterly balance sheets.

8.                                      RESOLUTION OF DISPUTES

8.1                               Rules

All disputes arising out of this Agreement between the Shareholders that are not resolvable by good faith negotiations, shall be settled by arbitration under the rules of the International Chamber of Commerce of Paris (ICC) before 3 arbitrators, one selected by each Shareholder, and the third selected by mutual agreement between the arbitrators so selected by each Shareholder.

8.2                               Forum

The place of arbitration shall be in India and the arbitration proceedings shall be conducted in English. In so agreeing the Parties expressly waive their right, if any, to a trial by jury of these claims and further agree that the award of the arbitrators shall be final and binding upon them as though rendered by a court of law and enforceable in any court having jurisdiction over the same.

8.3                               Application of governing law

The Parties expressly agree that notwithstanding the provisions of clause 11.3, this clause 8 shall not be governed by Indian law and the Parties hereby irrevocably waive any right to injunctive relief that they may have under the laws of India.

8.4                               Costs

Each Shareholder shall bear its own costs and expenses incurred in connection with the arbitration. The fees and expenses of the arbitration proceedings and other related expenses shall be equally borne by both Shareholders.

9.                                      NON-COMPETITION

(a)     During the term of this Agreement, if one of the Parties or any of its Affiliates intends, directly or indirectly, to engage in similar and/or substantially similar activities of the Company in India, it shall make an offer to the other Party to realize the activity inside the Company. Failing an agreement within three months, the Party proposing to engage in such competitive activity shall immediately terminate all efforts to engage in such activities.

(b)    VELTI individually represents and warrants that in case VELTI (either directly and/or through any of its affiliates), wants to enter into any other business agreement with any third party in India, then Company will have the right of first refusal to enter into such agreement for 36 months from the effective date of this agreement. Company shall communicate the decision to VELTI on the proposal within 4 weeks from the date of receipt.

(c)     This non-competition is valid for 24 months from the commencement of this agreement and will automatically extend for a further 12 months on the 2nd anniversary of this agreement on the basis that minimum revenue and Earnings before interest & tax of 80% of the two years cumulative aggregated target, as laid out in Business Plan of Exhibit A or the Business Plan as revised as per clause 6.3 (e) (v), has been generated by the Company, for the duration of the contract as stated in Clause 5. After 36 months the non-compete clause will get extended for a further period of 12 month on each anniversary date. The Parties agree hereby that there shall be a period of ninety (90) calendar days, as of agreement’s effective date, during which the Parties can amend and update the figures in the Business Plan, attached hereto as Exhibit A. (or its revision in accordance with clause 6.3(e) (v)). For the sake of clarity, the Parties agree that the two year target of this clause 9 (c) will be valid and binding after ninety (90) calendar days, as of agreement’s effective date. On the contrary, if the minimum revenue described above has not been achieved, then both parties will have the right to terminate the agreement by providing 6 months notice to the other party, after 24 months (after the initial ninety (90) day Business Plan amendment period).

(d)    FEVL and VELTI undertake that, for a 6 months period after this Agreement is terminated, each of them shall not directly or indirectly through their respective affiliates engage in similar activities or offer or provide employment to, offer to contract with or entice to leave any person who is a director, officer or key employee of, or contractor to the Company or the other Party engaged in the work pursuant to this Agreement without prior written consent of the other Party which may be withheld in its absolute discretion.

(e)     It is agreed between the parties that the above-said sub-clauses shall not be applicable to B2C (Business to Consumer) mobile value added services which are being either carried on whether by FEVL and/or by any of its affiliates presently or before entering this Agreement.

(f)       It is agreed between the parties that whilst Ansible will be using the services of the Company to facilitate a launch in India, of its mobile value added services business, future Ansible business in India will use the Company on a best business effort basis and existing Ansible contractual commitments shall be upheld.

10.                               TERMINATION

10.1                        Each of the Shareholders shall be entitled to terminate this Agreement immediately by notice to the other Party (“Defaulting Party”) if any of the events set out below (“Event of Default”) occur:

(a)                                  the other Party commits a material breach of any of its obligations under this Agreement and fails to remedy such breach (if capable of remedy) within [30] days after being given notice; or

“Material Breach” means breach of any representation and warranties and essence of the obligations as contemplated in this Agreement e.g. breach of management obligation of Company, breach of obligation related to contribution, transfer of shares of the Company in violation of provisions of this Agreement and any other breach of similar nature.

(b)                                 the other Party compounds or proposes or enters into any re-organisation or other special arrangement with its creditors or is unable to pay its debts within the meaning of the relevant and applicable law; or

(c)                                  an encumbrancer lawfully takes possession (and does not relinquish possession within [120] days) or an administrative receiver or receiver is validly appointed of the whole or a substantial part of the undertaking, property or assets of the other Party or an administration order is made in respect of the other Party.

10.2                        Upon the occurrence of an Event of Default set out in clause 10.1(b) and clause 10.1(c) or upon expiry of the periods described in Clause 10.1(a), all rights conferred upon the Defaulting Party under this Agreement shall be suspended forthwith and remain suspended unless revoked by the other Party.

10.3                        Thereafter, notwithstanding anything to the contrary contained in this Agreement, within [60] days of the occurrence of an Event of Default described in clause 10.1(b) and clause 10.1(c) or upon the expiry of the period set out in clause 10.1(a), the other Party shall be entitled to issue a notice to the Defaulting Party (“Buyout Notice”) either to

(i)                                     put and sell all its shares in the Company to the Defaulting Party; or

(ii)                                  call and purchase all the shares of the Defaulting Party in the Company through itself or its Affiliate(s),

in the same manner as provided in the event of a Dead Lock under clause 6.4(f)(iii).

If a Buyout Notice is issued, the Defaulting Party shall be under an obligation to sell to or purchase from, the other Party as the case may be, the shares in the Company. Such purchase or sale shall be completed within [60] days of issue of the Buyout Notice. This Agreement shall terminate on the date on which the transfer of shares is accordance with this clause 10.3 is completed.

10.4                        This Agreement shall automatically terminate if:

(a)                                  at any time as a result of a transfer of shares in the Company made in accordance with this Agreement and/or the Charter Documents, neither Shareholder holds any shares in the Company; or

(b)                                 a resolution is passed to wind up the Company or if a liquidator is otherwise appointed; or

(c)                                  the Parties are unable to procure the execution and delivery of the Deed of Adherence by the heir, executor or administrator of a deceased shareholder in accordance with clause 5.5.

10.5                        Upon termination of this Agreement, the Parties shall be relieved and discharged from all liabilities, obligations or claims under this Agreement, except for:

(a)                             such rights, obligations and liabilities of the Parties which have accrued under this Agreement prior to termination; and

(b)                            such rights, obligations and liabilities as are by their nature intended to survive termination.

11.                               OTHER PROVISIONS

11.1                        Exclusivity

The Shareholders are in agreement that this agreement shall be exclusive with reference to the business as defined herein clause 1.1 (a) and as provided for in Clause 9 of this agreement. All and any exclusivities under this agreement shall be valid and binding for the Parties only within the territory of the Republic of India.

11.2                        Entire agreement

This Agreement constitutes the entire agreement of the Parties and may not be altered, unless the same is agreed upon in writing signed and acknowledged by the Parties. This Agreement is binding upon the heirs, court appointed representatives, assigns, and successors of the parties.

11.3                        Governing Law

Subject to clause 8.3, the laws of India shall govern this Agreement.

11.4                        Official Language and Notices.

(a)                                  The English language shall be the official language of this Agreement. All notices, requests, demands and other communications hereunder shall be in the English language and in writing, to be delivered in person or by certified or registered mail or by fax confirmed by certified or registered mail. They shall be deemed as duly given, at the day of the delivery in person or by courier or at the date of the fax, or seven days after being mailed by certified or registered mail, postage prepaid.

(b)                                 Any notice shall be sent to the following recipients:

A) if to VELTI:   VELTI PLC.

Attn: Mr. Alexandros Moukas

2, Paris Garden,

Bastille Court, 4th floor,

London, SE1 8ND, UK

Tel. +442076335000

Fax +442076335001

B) if to FEVL:     Firefly e-Ventures Limited

Attn.: Mr. Dinesh Mittal

Hindustan Times House,

18-20, Kasturba Gandhi Marg,

New Delhi- 110 001

Tel. 9111 66561651

Fax:- 9111 66561445

(c)                                  Any Party may, by written notice to the other, change the address to which notices to such party are to be delivered or mailed.

11.5                        Severability

Should any part of this Agreement be declared or held to be invalid for any reason, the invalidity shall not affect the validity of the remainder of this Agreement which shall continue in full force and effect and be construed as if this Agreement had been executed without the invalid portion; and it is hereby declared the intention of the Parties that this Agreement would have been executed without reference to any portion that may, for any reason, be hereafter declared or held invalid; provided that the invalid part of the Agreement is material to the entire Agreement, i.e. the Parties or one of the Parties would not have entered into the Agreement without the interested part of the Agreement.

11.6                        Confidentiality

(a)                                  Each Party (the “Receiving Party”) to which Confidential Information and Trade Secrets (each as defined below) is disclosed by the other Party (the “Disclosing Party”) shall keep, and cause the Company to keep, such Confidential Information and Trade Secrets strictly secret and shall not disclose it to any unauthorized third party without the prior written consent of the Disclosing Party. In particular, the Receiving Party agrees:

•                  to use such Confidential Information and Trade Secrets only for purposes of this Agreement or the conduct of the Company’s Business;

•                  to ensure that a standard of strict confidentiality is applied by the Receiving Party’s employees so as to prevent disclosure to third parties; the Receiving Party shall take all steps necessary to assure that its employees, subcontractors adhere to the terms of this clause 11.6;

•                  to return all Confidential Information to the Disclosing Party immediately upon the written request of the Disclosing Party and to retain no copies or reproduction thereof; and

•                  to certify in writing to the Disclosing Party at its request, that the terms of this clause 11.6 have been complied with.

(b)                                 For purposes of this clause 11.6, “Confidential Information” shall mean any and all technical and non-technical information relating to the establishment of the Company’s Business, including but not limited to expertise, copyright, trade secret, proprietary information, techniques, sketches, drawings, models, inventions, know-how, processes, equipment, algorithms, software programs, software source documents and formulae. “Trade Secrets” means in relation to any Party, information disclosed by that Party concerning its own or any of its Affiliates’ operations, business or financial condition. Confidential Information and Trade Secrets may be communicated in writing, orally or electronically. If communicated in writing, Confidential Information must be marked “Proprietary” or “Confidential,” or the like. If communicated orally or electronically, Confidential Information and Trade Secrets must be identified as proprietary or confidential at the time of disclosure and then summarized in tangible form, marked as above, and provided to the Receiving Party within 14 days of original disclosure.

(c)                                  The stipulations on Confidentiality do not apply to any Confidential Information or Trade Secrets relating to the Disclosing Party that:

•                  either Party is required to disclose by law or court order;

•                  is independently developed by the Receiving Party without use of resort to such Confidential Information or Trade Secrets and can be demonstrated by written records;

•                  is already in the lawful possession of the Receiving Party prior to its disclosure as evidenced by appropriate documentation;

•                  is explicitly approved for release by written authorization of the Disclosing Party;

•                  the Receiving Party can establish such information was disclosed to it by a third party who was legally entitled to possess and disclose such Confidential Information and/or Trade Secrets; and

•                  the Receiving Party can establish such information is in the public domain other than as a result of breach of this Agreement.

(d)                                 Notwithstanding any other provision in this Agreement, if either Party is required to disclose any Confidential Information or Trade Secrets relating to the Disclosing Party it may only disclose that part of the Confidential Information and/or Trade Secrets required to be disclosed under the applicable law or order, it must, as soon as possible after becoming aware of the applicable law or order, advise the Disclosing Party of the requirement to disclose so that the Disclosing Party may seek a protective order or other appropriate remedy or, in the Disclosing Party’s sole discretion, waive compliance with the terms of this Agreement. In the event no such protective order or other appropriate remedy is obtained or that the Disclosing Party waives compliance with the terms of this Agreement, the Party being required to disclose the Confidential Information must comply with the Disclosing Party’s reasonable requests in relation to the manner in which the disclosure is to be made and the extent of such disclosure, and shall exercise all efforts to obtain reliable assurance that confidential treatment shall be accorded the Confidential Information and/or Trade Secrets.

(e)           Upon any Shareholder’s entering into discussions with any person with a view to transferring any shares to such person, or the Company’s entering into discussions with any person with a view towards selling any or all of the Company, information in respect of the Company that is reasonably necessary to permit such person to evaluate the business of the Company may be provided to such Person, provided that: (a) such person has executed a binding confidentiality letter in a form approved by the Board; (b) no information specifically pertaining to any Shareholder shall be disclosed without the prior written consent of such Shareholder; and (c) if such person is involved in a competing company, the Board may prohibit the disclosure of any such confidential information as the Board may determine.

11.7        Indemnity

Notwithstanding any of the other provisions in this Agreement, each Party undertakes and agrees to compensate, indemnify, defend and hold harmless the Company and the other Party for all liability, losses, damages and claims, including, without limitation, fines, penalties, interest, legal, engineering, or consultants’ fees and other costs arising out of any liability of such Party and any misrepresentation or breach of any warranty.

11.8        Covenants

(a)           Compliance with laws - Each Party shall and shall cause Company to comply with all applicable laws and the laws of any other jurisdiction that are or may be applicable to the Company’s business and the Parties’ activities in connection with their investment in the Company.

(b)           Governmental agencies - Each Party acknowledges that certain matters on which they have agreed in this Agreement, and various actions required or contemplated under this Agreement, may require the consent or approval of a governmental agency, and agree to use reasonable endeavors to obtain the approval of the relevant governmental agency to all such matters or actions on the terms set out in this Agreement.

(c)           Compliance with Agreement - Each Party agrees that the terms of this Agreement are bona fide and in the interests of the Company, and that each such Party shall at all times comply with the terms and conditions of this Agreement, and refrain from undertaking any act, or omit to do any act, as a consequence of which the Company acts in a manner which is contrary to this Agreement and the undertakings recorded in this Agreement.

(d)           Acknowledgment of obligations - The Parties agree and acknowledge that the obligations imposed upon them in respect of transfers and options in relation to their shareholding in the Company are necessary to secure the value of the business of the Company and are inherently related to each Party’s contribution in the form of land and machinery, as the case may be.

11.9        Restrictions on Announcements

Each of the Parties undertakes that it will not (save as required by applicable law or any governmental agency) make any announcement in connection with this Agreement unless the other Party shall have given their respective consents as to the content, form and timing of such announcement (which consents may not be unreasonably withheld and may be given either generally or in a specific case or cases and may be subject to conditions).

11.10      No Partnership

Nothing in this Agreement (or any of the arrangements contemplated by it) shall be deemed to constitute a partnership between the Parties, nor, constitute any Party as the agent of another Party for any purpose, or entitled any Party to commit or bind another Party in any manner.

11.11      Assignment

Save as otherwise provided herein, the benefits and obligations conferred by this Agreement upon each of the Parties are personal to that Party and shall not be, and shall not be capable of being, assigned, delegated, transferred or otherwise disposed of save with the written consent of each of the other Parties.

However, the change in ownership/shareholding of either of the party, amalgamation, merger and takeover of either party shall not effect the rights & obligations as stated herein of the either party.

11.12      Variation

No variation or amendment to this Agreement shall be effective unless in writing and executed as a deed by authorised representatives of each of the Parties.

11.13      Waiver

No failure of any Party to exercise, and no delay in exercising, any right or remedy in respect of any provision of this Agreement shall operate as a waiver of such right or remedy.

11.14      Further Assurances

The Parties shall execute all other documents and instruments and do all other things necessary to implement and carry out the terms of this Agreement.

11.15      Costs

Each Party shall bear all of the fees and expenses incurred by it in connection with the preparation, execution and performance of this Agreement (including ancillary documents) and the transactions contemplated hereby, including, without limitation, all fees and expenses of agents, representatives, counsel and accountants.

IN WITNESS WHEREOF, each party to this agreement has caused it to be executed at Delhi on the date indicated below.

November 22, 2008
Date

For Firefly e-Ventures Ltd.	Witness:-

/s/ Rajeev Verma	1.	/s/ Dinesh Mittal
(Director)	Name: Dinesh Mittal
[SEAL]	Address:

Rajeev Verma, Director
Name & Title

For VELTI PLC	2.	/s/ Surash Patel
	Name: Surash Patel
/s/ Alexandros Moukas	Address: Velti, London
Authorized Signatory

Alexandros Moukas, CEO
Name and Title

EXIBIT A

Business Plan & target revenue forecast

	Year 1	Year 2	Year 3
Revenue	5.3	10.2	16.1

Operating Expense	7.7	10.3	13.7

EBITDA	(2.3)	(0.1)	2.3

All Values in INR Crore

INVESTMENT PLAN

Unless otherwise agreed between the parties in writing, an amount equal to 100% of the investment as stipulated in Clause 4.1 (a) will be brought in by both the parties on or before January 30, 2009 or within 15 days of incorporation of the Company, whichever, is later.

Date:-

Velti Plc.,

2, Paris Garden,

Bastille Court,

4th floor, London,

SE1 8ND, UK

Kind Attention:- Mr. Alexandros Moukas

Dear Sir,

This is in furtherance of the Joint Venture & Shareholder Agreement dated                   executed between our company and your Company.

As per Clause 9 (e) of the said agreement it was agreed that the restrictions stipulated therein shall not be applicable to B2C (Business to Consumer) mobile value added services being carried on by HT Media Ltd., one of its affiliates Company, presently or before entering the Joint Venture & Shareholder Agreement.

We hereby confirm that we shall take up the matter with our holding/affiliate Company i.e. HT Media Ltd. to move all its existing B2C Business technology interfaces to JV Company from its current vendors and to provide all the mobile marketing campaigns for the B2C business through JV Company (e.g. Text to win, loyalty groups, competition management) within 6 months of the date of JVA.

On such movement, all the revenue net of taxes and charges to be paid to content developer/owner/aggregator or any other charges in relation thereto etc. from said technology interfaces and from all mobile marketing campaigns for the B2C business will be shared between HT Media Ltd. and JV Company in the ratio of 65:35 i.e. 65% of total revenue from such activities will be given to HT Media Ltd. and 35% shall be retained by the JV Company.

This letter is issued in duplicate,              requested to sign the duplicate copy as a token of acceptance.

For Firefly e-Ventures Limited

/s/ Rajeev Verma
(Authorised Signatory)